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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*

                               VCampus Corporation
                    -----------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------------
                         (Title of Class of Securities)

                                   92240C 10 0
                    -----------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
                    -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

                        [   ]  Rule 13d-1(b)
                        [   ]  Rule 13d-1(c)
                        [ X ]  Rule 13d-1(d)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                            CUSIP Number 92240C 10 0

------------------------------------------------------------
1.          Name of Reporting Person
            I.R.S. Identification No. of Above Person (entities only)

            Kamyar Kaviani

------------------------------------------------------------
2.          Check the Appropriate Box if a Member of a Group
              (See Instructions)

                                                (a) ----

            Not Applicable                      (b) ----

------------------------------------------------------------
3.          SEC Use Only

------------------------------------------------------------
4.          Citizenship or Place of Organization

             United States

------------------------------------------------------------

                                    5.          Sole Voting Power

Number of                                       318,061
Shares
Beneficially                       ----------------------------------------
Owned By                            6.          Shared Voting Power
Each
Reporting
Person With                        ----------------------------------------
                                    7.          Sole Dispositive Power

                                                318,061

                                    ----------------------------------------
                                    8.          Shared Dispositive Power

------------------------------------------------------------
9.          Aggregate Amount Beneficially Owned by Each
              Reporting Person

                                     318,061

------------------------------------------------------------
10.         Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares (See Instructions)

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                            CUSIP Number 92240C 10 0

------------------------------------------------------------


11.         Percent of Class Represented by Amount in Row (9)

                               5.5%

------------------------------------------------------------
12.         Type of Reporting Person (See Instructions)

            IN

------------------------------------------------------------



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                            CUSIP Number 92240C 10 0

ITEM 1(a)   NAME OF ISSUER

            VCampus Corporation

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            8251 Greensboro Drive, Suite 500, McLean VA  22102

ITEM 2(a)   NAME OF PERSON FILING

            Kamyar Kaviani

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

            8251 Greensboro Drive, Suite 500, McLean VA  22102

ITEM 2(c)   CITIZENSHIP

            United States

ITEM 2(d)   TITLE OF CLASS OF SECURITIES

            Common Stock

ITEM 2(e)   CUSIP NUMBER

            92240C 10 0

ITEM 3.     FILING PURSUANT TO RULES 13d-1(b) OR 13d-2(b)

            Not Applicable

ITEM 4.     OWNERSHIP

           (a) Amount Beneficially Owned: As of December 31, 1999, Mr. Kaviani beneficially owned 318,061 shares of the Issuer's Common Stock, which includes (i) 68,358 shares of common stock issuable upon conversion of Series D Preferred Stock, and (ii) 15,500 shares of common stock issuable upon exercise of options that are exercisable within 60 days from December 31, 1999.

           (b) Percent of Class:  5.5%

           (c) See Rows (5)-(8) on Page 2.

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                            CUSIP Number 92240C 10 0


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable

ITEM 10.    CERTIFICATION

                 Not Applicable


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                            CUSIP Number 92240C 10 0


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 2000
--------------------------------------------
Date
/s/ Kamyar Kaviani
--------------------------------------------
Kamyar Kaviani